Exhibit 10.2

CHIEF FINANCIAL OFFICER AGREEMENT

This CHIEF FINANCIAL OFFICER AGREEMENT is entered into as of February 2, 2026 (the “Agreement”), and memorializes the agreements and understandings between the Parties (defined below) initially as of December 3, 2025 (the “Initial Date”), by and between Activate Energy Acquisition Corp. (the “Company”), and David Wood (“CFO”). The Company and CFO are referred to individually as a “Party” and collectively as the “Parties.”

The Parties hereto agree to the following:

1. Responsibilities. CFO agrees to uphold the responsibilities set forth below to the Company (collectively, the “Responsibilities”):

●	Financial Leadership & Strategy: Lead all finance functions including accounting, FP&A, treasury, tax, and capital allocation; partner with the CEO and Board to develop and execute corporate strategy aligned with shareholder value creation.

●	Public Company Reporting & Compliance: Oversee timely and accurate SEC reporting (10-K, 10-Q, 8-K), SOX compliance, audit processes, and internal controls, ensuring full compliance with GAAP and applicable listing standards.

●	Capital Markets & Investor Relations: Manage equity and debt financing activities, maintain relationships with investors, analysts, lenders, and bankers, and serve as a key spokesperson on financial performance, guidance, and long-term strategy.

●	Liquidity & Risk Management: Optimize cash flow, working capital, and balance sheet structure; manage financial risk, insurance, and hedging strategies appropriate for a small-cap operating environment.

●	M&A and Strategic Transactions: Lead financial diligence, valuation, structuring, and integration for acquisitions, divestitures, joint ventures, or strategic investments.

●	Forecasting & Performance Management: Own budgeting, forecasting, and KPI frameworks; provide clear, data-driven insights into operating performance, unit economics, and scenario analysis.

●	Team & Systems Leadership: Build and develop a lean, high-performing finance organization; implement scalable systems, processes, and controls to support growth as a public company.

CFO shall perform under this Agreement in a professional, ethical and workmanlike manner and in accordance with the highest professional standards in the industry. CFO represents and warrants to the Company that CFO has the requisite training, skill set and experience level necessary to perform CFO’s obligations under this Agreement. In the event that the Responsibilities create a conflict of interest for CFO, CFO shall address and work to clear such conflict prior to engaging in the Responsibilities as they relate to such conflict of interest.

CFO may be required to travel from time-to-time in furtherance of the Responsibilities and the Company shall reimburse CFO for the reasonable costs of such travel and lodging expenses. Any such reimbursements will be made by the Company in the month following the month in which CFO submitted the documented travel and lodging costs.

2. Term. This Agreement shall be effective as of the date hereof and continue in full force and effect until the consummation of the Company’s initial business combination (a “Transaction”), which shall be consummated within 24 months from the date of the Company’s IPO (the “Term”); provided that the Term shall be extended to the extent the Company’s shareholders vote to extend the time under which the Company may consummate its business combination. Notwithstanding anything herein to the contrary, this Agreement may be terminated upon both Parties agreeing to the same in writing. Upon termination of the Agreement, the Company’s only obligations shall be to provide any outstanding quarterly payment of the Fee (as defined below) for provision of Responsibilities through the date that the Agreement is terminated and, to the extent applicable, any travel reimbursements that are due and payable to CFO as of the date that the Agreement is terminated.

3. Fees.

3.1. In consideration of the Responsibilities provided by CFO hereunder, the Company shall pay CFO a monthly fee of $7,500 per month (collectively, the “Fee”) commencing on December 3, 2025. The Fee shall be paid to CFO monthly in arrears.

4. Confidentiality.

4.1. Agreement to Preserve Confidentiality. CFO covenants and agrees that while CFO is engaged by the Company and following termination of that engagement for any reason, all Confidential Information (as defined below) of the Company shall be regarded as confidential, proprietary, and in the nature of trade secrets, and CFO agrees not to: (i) disclose any Confidential Information (as defined below) to any third party, including employees or independent contractors of the Company who do not have a legitimate business need to know, without the specific consent of the Company, except as required by law or by existing contracts to which the Company is a party; (ii) use any Confidential Information for CFO’s own benefit or for the benefit of any other person or in any way that would be detrimental to the Company’s business; or (iii) remove Confidential Information from the Company’s premises without a valid business purpose.

4.2. Definition of Confidential Information.

A. “Confidential Information” shall include, by way of example:

i. All research, business plans, marketing plans, marketing techniques and arrangements, mailing lists, purchasing information, pricing policies, quoting procedures, financial information and statements, portfolio information, projections, budgets, databases, client and prospect names and requirements, customer, supplier and distributor data and other materials or information related to the business or activities of the Company;

ii. Works, inventions, and any trade secrets, concepts, designs, technology, industrial knowledge, customer or member listings, and other business and financial information related to the Company;

iii. The position of the Company on any confidential matter;

iv. All discoveries, concepts and ideas related to the business or activities of the Company, or derived from or related to CFO’s access to or knowledge of any of the material or information set out in this Section 4.2, including, without limitation, the nature and results of research and development activities, processes, formulas, inventions, computer-related equipment or technology, techniques, “know-how,” designs, drawings and specifications;

v. All other materials or information related to the business or activities of the Company which are not generally known to others engaged in similar businesses or activities; and

vi. All information received by CFO or to which CFO gains access in the course of its engagement with the Company, which is the property of, or pertains or relates to any third party, and which would constitute Confidential Information if such third party information was the property of, or related or pertained to, the Company, or which the Company has been provided on a confidential basis.

B. The absence of any marking or statement that particular information is Confidential Information shall not affect its status as Confidential Information.

C. Confidential Information shall not include information in the public domain not as a result of breach of any duty by CFO or any other person, information that CFO can demonstrate was in CFO’s possession or known by CFO prior to its receipt from the Company, and information that becomes available to CFO on a non-confidential basis from a source other than the Company.

D. Notwithstanding anything to the contrary in this Section 4.2, nothing in this Agreement prohibits CFO (or any of CFO’s employees) from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice and the Securities and Exchange Commission and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. CFO does not need the prior authorization of the Company to make any such reports or disclosures and is not required to notify the Company that CFO has made such reports or disclosures.

4.3. Destruction of Property. Upon the termination of this Agreement for any reason, or at any time when so requested by the Company, CFO agrees to promptly permanently delete all documents and data belonging to the Company or related to the Company, its clients, customers, members, or its business in CFO’s possession or control and any other materials containing Confidential Information, including all hard copies as well as stored data on any electronic device, and confirm the said destruction or deletion of data to the Company in writing.

5. Damages and Injunctive Relief. The Parties acknowledge and agree that:

A. Each Party’s obligations under Section 4 of this Agreement have a unique and substantial value to the other Party and each Party remains obligated even if the Agreement is voluntarily or involuntarily terminated. Each Party understands that if it violates Section 4 of this Agreement during or after CFO’s provision of Responsibilities to the Company, the other Party may, unless negotiated otherwise, be able to recover monetary damages from CFO and/or the other relief described below.

B. A violation or even a threatened violation of this Agreement is likely to result in irreparable harm to the non-breaching Party and monetary damages alone would not completely compensate the non-breaching Party for the harm. Accordingly, the non-breaching Party may obtain an injunction prohibiting the breaching Party from violating Section 4 of the Agreement, an order requiring the breaching Party to render specific performance of Section 4 of the Agreement, and/or other appropriate equitable remedies, without the need to post bond, in addition to and not in limitation of any other rights, remedies, or damages available to the non-breaching Party at law or in equity.

C. If a court determines that the breaching Party has breached or attempted or threatened to breach Section 4 of the Agreement, the breaching Party consents to the granting of an injunction restraining the breaching Party from further breaches or attempted or threatened breaches of Section 4 compelling the breaching Party to comply with Section 4, and/or prescribing other equitable remedies.

6. No Assignment. CFO may not assign, delegate, subcontract or license, in whole or in part, this Agreement, including without limitation, any of the rights, duties and obligations without the prior written consent of the Company, which consent may be withheld in the Company’s sole discretion. Any attempted assignment, delegation, subcontract or licensing of such rights, duties or obligations without the Company’s prior written consent shall be void and of no effect. The provisions of this Agreement are binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

7. Dispute Resolution. If any dispute, controversy or claim of whatever nature arises out of or in connection with this Agreement, including any question regarding its existence, validity or termination arising out of or in connection with this Agreement (a “Dispute”), the Parties shall refer the same to arbitration. The seat and venue of the arbitration shall be the Cayman Islands, provided that, the arbitrators may hold hearings in such other locations as the arbitrators determine to be most convenient and efficient for all the parties to such arbitration under the circumstances. Nothing shall preclude either Party from seeking interim

8. equitable relief, including in the form of injunctions and orders for specific performance. The arbitration shall be conducted in the Cayman Islands in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

9. Governing Law; Waiver of Jury Trial; Legal Costs. Subject to Section 7 above, the Parties agree that this Agreement shall be governed by the laws of the State of New York, without regard to any conflicts of law principles. Any Dispute arising under or relating to the Agreement shall be brought in the courts of the Cayman Islands, provided that any Party may seek injunctive relief in any court of competent jurisdiction. Each of the Parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding, or counterclaim arising out of or relating to this Agreement. If either Party must pursue legal action to enforce or enjoin any action on the other Party’s part in contravention of any provision of this Agreement, the prevailing Party (as determined by the Court) shall be entitled to recover its costs, including its reasonable attorneys’ fees in connection with any action in which it successfully obtains an injunction and/or damages.

10. Waiver. No failure to act by the Company shall waive any right contained in this Agreement. Any waiver by the Company must be in writing and signed by an officer of the Company to be effective.

11. No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit, or remedy of any nature whatsoever.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and CFO have executed this Agreement as of the date first written above.

COMPANY
Activate Energy Acquisition Corp.

By:	/s/ Thomas Fontaine
Name:	Thomas Fontaine
Title:	Chief Executive Officer

CFO

/s/ David Wood
David Wood

[Signature Page to Activate Energy Acquisition Corp. CFO Agreement]